Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
First Quarter 2018 Earnings Teleconference
May 1, 2018, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Our first quarter core earnings were 80 cents per share, which was 31 cents below the first quarter last year. However, this comparison is not particularly meaningful because SCE has not received a decision in its 2018 General Rate Case. The main differences between this year and last year are the absence of tax benefits on stock option exercises that substantially boosted our first quarter results in 2017, and the incremental wildfire insurance premium expense. The implementation of the July 2017 cost of capital decision and the impact of tax reform on the parent company drag also affected earnings. Maria will cover this in more detail.
Before I move on, I want to express our continued sympathy for all those who lost loved ones and had their homes and lives impacted by the Southern California wildfires. SCE’s primary focus has been on the safety and well-being of our customers, field crews, numerous first responders and impacted communities by safely restoring power, setting up aid centers for affected communities, and contributing funds and employee volunteer hours to help with recovery.
With respect to the Southern California wildfires, a number of external agencies, including Cal Fire, the Ventura County Fire Department, and the CPUC’s Safety and Enforcement Division are investigating the potential origins and causes of the Thomas Fire. As we do in all wildfire matters, SCE is also conducting its own investigation. The investigations continue and we currently cannot predict when they will be completed.
We continue to make progress across the State on wildfire issues, including the application of inverse condemnation with strict liability. We are engaged with State leaders including the Governor’s office, legislative leaders and stakeholders across the State on the solutions we believe are needed. First and foremost is the prevention and mitigation of catastrophic wildfires. Second, our State’s infrastructure must be hardened, with stronger building codes for infrastructure and other assets such as homes in high fire risk areas. Third, when a catastrophic event occurs in spite of all these efforts, we need thoughtful policies around how financial risks are allocated, including fire suppression costs and costs related to damages.

In order to help prevent and avoid the significant impacts of climate change and year-round wildfire seasons, the State must establish objective wildfire mitigation operating standards that meet or exceed industry best practices and are applicable to California’s utilities and other critical infrastructure providers. If something goes wrong, regulators should use these clear standards when they determine if a utility properly ran its system. An updated standard of liability that considers degree of fault, rather than the current standard of strict liability, would ensure that there is a fair sharing of the increasing risk of climate change impacts across society.
We were heartened by the recent statement released by Governor Brown’s office in conjunction with bi-partisan legislative leaders. They are partnering on solutions that will make California more resilient against the impacts of natural disasters and climate change. The statement noted five key areas that they and the Joint Legislative Committee on Emergency Management will focus on to craft solutions, from updating liability rules and regulations for utilities, to enhancing prevention and mitigation efforts surrounding these events.
Since that statement, several hearings have occurred, and I am encouraged by the dialogue that we and other California IOUs are having with the legislature. As of the end of April, a number of wildfire bills passed legislative committees, including Senate Bills 819, 901 and 1088. At this stage in the legislative process, the individual bill numbers matter less than the substance - and we are fully engaged with the legislature on these issues, with a goal of achieving reforms that provide more transparency and additional efforts to mitigate catastrophic events.
While we are actively involved in the committee hearings underway, it’s important to remember that implementation of solutions through a legislative process will take time, and bill language can change during that process. The IOUs will continue to work with the legislature, the Governor’s office and key stakeholders on a comprehensive wildfire solution that addresses the issues of liability and cost recovery. This could be through existing bills or new legislative vehicles as they come up.
On the judicial pathway, we submitted a stipulation in the Round Fire case to extend the hearing on our motion for legal determination to June 15th in order to allow the parties to engage in confidential discussions regarding a potential resolution of the matter. Even if resolution is achieved in the Round Fire case, we do plan to challenge inverse condemnation in other, appropriate cases, including the Thomas fire lawsuits.
On the regulatory pathway, SCE filed an application on April 3rd requesting a wildfire expense memorandum account, or WEMA, to track certain incremental wildfire-related costs. We are requesting establishment of a WEMA now because we are in the process of renewing wildfire insurance for 2018 to 2019 and anticipate the cost of this additional insurance may substantially exceed the amount currently authorized in rates or requested in our pending 2018 GRC. In mid-April, ORA filed a protest to our motion in which we requested that the effective date of the WEMA be the date of the application. We also expect a protest from ORA by May 9th, and by other parties as well, on the substantive aspects of the application. We have asked for an expedited timeline for this request and are awaiting a ruling. If our proposed schedule is accepted, a decision will be issued by August 2018. I do want to note that we launched a webpage on edisoninvestor.com where you will be able to find certain documents and information related to the Southern California wildfires, which may be of interest to investors.
We continue to believe that the State will ultimately address the risks and issues surrounding wildfires and other climate change impacts because California’s economy and ambitious environmental policies require strong, healthy utilities. Given this, I will highlight several regulatory proceedings that enable our investment to support California’s 2030 goals to reduce greenhouse gas emissions and air pollution.
In February, we discussed the final decision approving five of the six priority review projects that we proposed in our January 2017 Transportation Electrification filing. On March 30th, the CPUC issued a proposed decision on the standard review projects granting $208 million of our $554 million request for our Medium- and Heavy-Duty Infrastructure Program. The PD proposes installing make-ready infrastructure at a minimum of 700 sites to support at least 6,500 medium- or heavy-duty electric vehicles. SCE has filed comments opposing a proposed option for customer-owned charging infrastructure where the cost would be expensed by the utility provider and advocating to remove minimum site requirements based on what we believe are incorrect cost estimates (which understate the infrastructure cost).
During the second quarter, we also plan to file the Charge Ready Phase II application. This will expand on our Light-Duty Infrastructure Pilot which was launched in late May 2016.

As of the end of March, agreements have been executed to deploy approximately 1,070 charging ports, and we expect that approximately 1,250 chargers will be deployed by the time we complete the $22 million pilot. Capital cost estimates for Charge Ready Phase II could be substantially more than our initial expectation of at least $200 million of rate base when we first envisioned the full program, as SCE is currently reevaluating the scope and cost in light of the recent Governor’s Order targeting 5 million electric vehicles by 2030 and our own estimates of 7 million vehicles needed to achieve the State’s GHG goals. We will keep you updated on our progress.
On a related note, the US Environmental Protection Agency recently issued a determination stating that the light-duty vehicle model year 2022-2025 standards are not appropriate and may require revisions. This determination initiates a rulemaking process to evaluate new standards. We support strong greenhouse gas emissions standards as well as California’s authority to set its own standards, which have been adopted by many other states. In fact, just this morning, California announced that it is leading sixteen other states and the District of Columbia in suing the US EPA to preserve the nation’s single vehicle emission standard. We also believe that federal review should ultimately recognize the opportunities for infrastructure investment and job creation that are afforded by deploying electric vehicle technologies, and the beneficial environmental impact of these standards.
Moving to our 2018 General Rate Case, we are looking forward to a proposed decision from the Administrative Law Judges. We cannot speculate on the timing for a proposed decision and subsequent commission decision, but remain optimistic about getting a final decision before year-end.
With respect to SONGS, we announced a revised settlement in late January that was the result of multiple mediation sessions with a diverse set of parties. We continue to work with the other parties to complete the steps in this proceeding and are hoping for a swift commission decision approving the revised settlement, especially since all the parties actively involved in the mediation joined the settlement.
As is usual in our regulated business, we have a few key proceedings pending, and we are also working through the broad set of wildfire-related issues. Throughout all this, we continue to make progress in important long-term growth areas at our utility like our core grid investments and transportation electrification. We play a critical and necessary role that ensures safe and reliable service for our part of the world’s sixth largest economy and supports California’s ambitious 2030 goals to reduce greenhouse gas emissions and air pollution. Our company will remain focused on improving our safety culture and broader operational excellence, and on delivering strong solutions to be a key enabler of our State’s long-term policy vision.
Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover first quarter 2018 results compared to the same period a year ago and other financial updates for SCE and EIX. As a reminder, until we receive a decision on the 2018 General Rate Case, we will continue to recognize revenues from CPUC activities largely based on 2017 authorized base revenue requirements with reserves taken for known items including the cost of capital decision last year and tax reform. Also, for this quarter, and the rest of 2018, we plan to provide our SCE key drivers analysis at the prior combined statutory tax rate of approximately 41 percent for both 2018 and 2017 for comparability purposes, with the incremental impact of the reduced rate reflected only in the income tax line item. Therefore, the effects of tax reform will largely be removed from the variance, so that we can focus on the financial and operational drivers of the business. Let’s begin with a look at our core earnings drivers.
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For the first quarter 2018, Edison International reported core earnings of $0.80 per share, a decrease of 31 cents per share from the same period last year. From the table on the right hand side, you will see that SCE had a negative 19 cent EPS variance year over year. SCE revenue was not an earnings driver this quarter. CPUC revenues were down two cents as a result of the 2017 cost of capital decision, and this was offset by higher FERC revenues as a result of higher expenses. On an equivalent tax rate basis, our core EPS in the first quarter was impacted by 15 cents of higher expenses year over year. This was due to increased costs that are above the 2017 authorized levels at which we are recognizing revenue. Additionally, the impact of the lower 2018 tax rate on the incremental expenses resulted in 4 cents of lower tax shield and this is reflected in the income tax line.
The largest driver of the higher expenses is a 10 cent negative impact from higher operation and maintenance costs. This includes a 6 cent quarterly drag from the previously-

disclosed $121 million wildfire insurance premium, recovery of which has yet to be approved by the CPUC. This variance reflects the 41% statutory tax rate as discussed previously. On March 14th, we filed a Z-Factor advice letter with the CPUC requesting recovery of these costs less the FERC-jurisdictional portion and the $10 million deductible required by the process. We will continue to recognize the expense related to the incremental wildfire insurance premium until we receive a decision from the CPUC regarding this filing. The additional 4 cents of higher O&M over prior year is due to higher line clearing and other maintenance expenses. The key EPS drivers table for SCE on the right hand side of the slide shows other smaller contributing items.
For the quarter, EIX Parent and Other had a negative 12 cents per share core earnings variance mainly arising from the absence of tax benefits related to stock based compensation that we saw in the first quarter of 2017. As a reminder, on a consolidated basis, we had 13 cents of tax benefits in the first quarter of last year. As we discussed on the fourth quarter call, we are also seeing additional drag from the lower tax shield at the parent.
We also had 13 cents per share of non-core charges; this was largely the result of a 15 cent per share impairment charge related to the sale of SoCore Energy. The sale was completed in mid-April.
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Our SCE capital expenditures forecast has remained unchanged from last quarter. As a reminder, while 2019 and 2020 capital expenditures remain at the GRC request level, SCE has developed, and is executing against, a 2018 capital expenditure plan that will allow SCE to ramp up its capital spending program over the three-year GRC period to meet what is ultimately authorized in the decision while minimizing the associated risk of unauthorized spending. However, I would like to point out two developments since the last quarter that could impact our forecast in the future. First, as Pedro noted, we received a proposed decision on the Transportation Electrification standard-review projects. In total, the proposed decision granted $208 million of the $554 million request which includes both capital and O&M costs. Neither our original request, nor the resulting PD, have been included in our capital forecast. We expect to include the program in our forecast when the final decision is issued. Also, we received a proposed decision on the Alberhill System Project which denied the Certificate of Public Convenience and Necessity based on the CPUC’s conclusion that the project is not needed. We continue to believe the project is needed to serve forecasted local area demand and to increase reliability and operating flexibility. Last week, SCE filed comments requesting that the CPUC deny the proposed decision as currently proposed and instead grant the certificate for the project. The Alberhill System Project is included in our capital forecast including $175 million of spending through 2020. SCE has already incurred certain capital expenditures, of which $29 million may not be recoverable if the project is cancelled. We expect to update our forecast when we get a final decision.
Page 4 of the deck provides our rate base forecast which is unchanged from last quarter. The CPUC rate base forecast is based on the weighted average rate base that we requested in the GRC for the forward-looking three year period, that is, it reflects our 2018 - 2020 request level capital expenditures. Once SCE receives a final decision in the 2018 GRC, our rate base forecast will be updated to reflect the authorized levels. At that time, we will also update our capital expenditures for 2019 and 2020.
Page 5 is a re-cap of various items relating to our GRC, including the impact of updates related to tax reform, and is unchanged from last quarter. On page 6, you will see our financial assumptions for 2018. We have laid out a few key items on this page that you should consider as you model 2018 and beyond. As a reminder, the information we provide on this slide reflects our new combined statutory rate of approximately 28 percent. I would like to reiterate that we will not be providing 2018 earnings guidance until we receive a final decision on the general rate case.
I want to provide a few comments on other financial topics. On the subject of FERC, there have not been material updates to our formula rate filing since the fourth quarter. FERC has directed the parties to have settlement discussions and the parties are scheduled to reconvene at FERC on May 15th. Hearings will be held if the parties do not ultimately settle. We cannot speculate on the outcome of this proceeding or the timeline and will keep you updated as new information is presented.
At SCE, our average common equity component of total capitalization was 49.7 percent as of March 31st, including the charge from the revised SONGS settlement. If approved by the CPUC, the revised settlement allows SCE to exclude the $448 million after-tax charge from its equity capitalization ratio, which would bring our ratio to 50.0 percent. EIX and SCE have worked to maintain a strong balance sheet and create financial flexibility. We are pleased that we are able to benefit from these prudently conservative balance sheets at both the holding company and SCE as we continue to invest in the utility and work through the new pressures created by wildfire cost recovery concerns.
While we await the 2018 GRC decision, comparing results with prior year periods will be somewhat less meaningful. We expect to record a true-up in the quarter we receive a proposed decision.